Exhibit 23.4

[LETTER OF SALLMANNS]

September 26, 2007

Giant Interactive Group Inc.

2/F No. 29 Building, 396 Guilin Road

Shanghai 200233

People’s Republic of China

We hereby consent to the references to our name, valuation methodologies, assumptions and value conclusions for accounting purposes, with respect to our appraisal reports addressed to the board of Giant Interactive Group Inc. (the “Company”) in the Company’s Registration Statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement and classification as an expert under the Securities Act of 1933, as amended.

In reaching our value conclusions, we relied on the accuracy and completeness of the financial statements and other data relating to the Company provided to us by the Company and its representatives. We did not audit or independently verify such financial statements or other data relating to the Company and take no responsibility for the accuracy of such information. The responsibility for determining fair value rests solely with the Company.

Yours faithfully,

For and on behalf of

Sallmanns (Far East) Limited

/s/    Simon Chan

Director